Exhibit 99.3

THIS AGREEMENT is made on 19 February 2025

BETWEEN

DLG VENTURES PTE. LTD., a company incorporated in Singapore and having its registered office at 8 Temasek Boulevard, #38-01 Suntec Tower Three, Singapore 038988 (the “Vendor”);

AND

OCTAVA FUND LIMITED, a company incorporated in Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Purchaser”).

WHEREAS:

(A)	The Vendor is a shareholder of RYDE GROUP LTD, a company incorporated in Cayman Islands and having its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”).

(B)	The Vendor own 30.55% amounting to:

I.	6,665,513 Class A Ordinary Shares; and

II.	1,365,225 Class B Ordinary Shares

of the issued share capital of the Company of which Class A ordinary shares are listed on the New York Stock Exchange (“NSYE American”).

(C)	The Vendor wishes to dispose of 30.55% amounting to 6,665,513 Class A Ordinary Shares and 1,365,225 Class B Ordinary Shares of its holdings in the Company. The Purchaser wishes to purchase the 30.55% amounting to 6,665,513 Class A Ordinary Shares and 1,365,225 Class B Ordinary Shares of the Company from the Vendor as indicated in Schedule A hereto and the Vendor wishes to sell such shares of the Company to the Purchaser.

(D)	The Vendor is desirous of selling, and the Purchaser is desirous of purchasing from the Vendor, the Sale Shares upon the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, in addition to the words defined in the Recitals and unless the context otherwise requires, the following expressions shall have the following meanings:

“Agreement” means this Agreement and all written supplementals hereto signed by the Parties.

“Business Day” means a day (other than a Saturday, Sunday or Singapore public holiday) on which commercial banks are open for business in Singapore.

Sale and Purchase Agreement

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 3.

“Completion Date” means 28 February 2025 or such other date as the Parties may agree in writing (the “Completion Date”).

“Conditions” means the conditions precedent to this Agreement set out in Clause 4.

“Consideration” means the average closing price for the past 10 trading days on the New York Stock Exchange prior to the date of this Agreement multiply with the Sale Shares and round to the nearest dollar.

“Parties” means the Vendor and the Purchaser; and “Party” means any one of them, as the case may be.

“US$” means the lawful currency of the United States of America.

“Sale Shares” means 30.55% of the issued and paid-up capital of the Company consisting of 6,665,513 Class A Ordinary Shares and 1,365,225 Class B Ordinary Shares in the capital of the Company of which Class A Ordinary Shares are listed on the New York Stock Exchange.

1.2	References to Recitals and Clauses are to the recitals and clauses respectively of or to this Agreement. The Recitals shall be and form an integral part of this Agreement.

1.3	The headings of this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	Words importing the singular shall include the plural, and vice versa. Words importing a specific gender shall include the other genders. References to a person shall include references to an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, and any governmental, administrative or regulatory authority or agency.

1.5	Any thing or obligation to be done under this Agreement which requires or falls to be done on a business Day, shall be done on the next succeeding business Day if the day upon which that thing or obligation to be done falls on a day which is not a business Day.

2	SALE AND PURCHASE OF SALE SHARES

2.1	Subject to the terms and conditions of this Agreement, the Vendor shall, as legal and beneficial owner, sell to the Purchaser and the Purchaser shall purchase from the Vendor, together with all rights, benefits and entitlements attaching thereto as at and from Completion, the Sale Shares.

2.2	The total purchase price for the purchase of the Sale Shares shall be the Consideration.

2.3	The Consideration shall be paid on Completion Date.

Sale and Purchase Agreement

3	COMPLETION

3.1	Subject to Clause 4 below, Completion shall take place as the Parties may agree, on the Completion Date. In the event that Completion cannot take place on Completion Date for any reason whatsoever, Completion shall take place on the next possible date at the Consideration already determined within a period of 10 trading days after the Completion Date.

3.2	On Completion, the Vendor shall, in exchange for the payment of:

3.2.1	the Consideration, complete and execute such forms as may be prescribed or necessary for the purposes of the transfer of the Sale Shares held by them to the Purchaser;

3.2.2	on the Completion Date and hand over the same to the Purchaser.

3.3	Without prejudice to any other remedies available, if in any respect the provisions of this Clause 3 are not complied with by a Party (the “Defaulting Party”) on the Completion Date, the Party not in default (the “Non-Defaulting Party”) may:

3.3.1	defer Completion to a date not more than seven (7) business Days after the Completion Date (and so that the provisions of this sub-Clause 3.3 shall apply to Completion as so deferred); or

3.3.2	proceed to Completion so far as is practicable; or

3.3.3	rescind this Agreement.

4	CONDITIONS

4.1	The obligation of the Purchaser under this Agreement to purchase the Sale Shares is conditional upon: -

4.1.1	there being no order made, petition presented, resolution passed or meeting convened for the winding up of the Vendor and the business;

4.1.2	the Company not being subject to any query or enforcement action of any kind from a regulatory body;

4.1.3	all necessary consents or approvals being granted by third parties (including but not limited to parties which have entered into contracts or agreements with the Company, from whom consent for the purchase of the Sale Shares is required under such contracts or agreements); and

4.2	The Vendor shall procure the fulfilment of the conditions precedent in Clause 4.1 and, in particular, shall furnish such information, supply such documents, and do all such acts and things as may be required to enable such conditions precedent to be fulfilled. In the event any condition precedent is to be fulfilled by the Company, it shall be the obligation of the Vendor to procure the fulfilment of the same.

Sale and Purchase Agreement

4.3	The Purchaser shall be entitled but not bound to waive the condition precedents in Clause 4.1. For the avoidance of doubt, any declaration by the Purchaser that it is satisfied with the fulfilment of any condition precedent and/or its decision to proceed with Completion shall not be deemed to be a waiver of any of its rights against the Vendor under this Agreement.

5	VENDOR’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	In consideration of the Purchaser entering into this Agreement, the Vendor represents warrants and undertakes to the Vendor that:

5.1.1	the Sale Shares are or will on Completion Date be free from all and any charges, liens and other encumbrances whatsoever;

5.1.2	it waives all claims and does not have any claims against the Group.

5.1.3	the Company has no liabilities.

5.2	The Vendor hereby represents, warrants and undertakes to and with the Purchaser that if, after the signing hereof and before Completion, any event shall occur which results or may result in any of its representations, warranties and undertakings contained in this Agreement and Annexures being unfulfilled, untrue, inaccurate, incorrect or incomplete at Completion in any material respect, it shall immediately notify and disclose to the Purchaser in writing of the same and shall take all steps to remedy such breach or potential breach.

5.3	If, prior to Completion, it shall be found that any of the Vendor’s representations, warranties or undertakings contained in this Agreement and Annexures is untrue or incorrect in any material respect, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it) to elect to rescind this Agreement or to effect Completion so far as practicable having regard to the defaults which have occurred but the failure of the Purchaser to exercise this right of rescission shall not constitute a waiver thereof or of any other rights of the Purchaser or its successors in title arising out of the breach of any of the representations, warranties or undertakings of the Vendors under this Agreement.

5.4	Each of the Vendor’s representations, warranties and undertakings contained in this Agreement and Annexures shall be separate and independent and save as expressly provided, shall not be limited by reference anything in this Agreement and Annexures and the rights and remedies of the Purchaser in respect of a breach or breaches of the representations, warranties or undertakings shall not be affected or determined by Completion or by any other event or matter whatsoever, except a specific and duly authorised waiver or release by the Purchaser.

5.5	The Vendor undertakes with the Purchaser that it shall provide to the Purchaser and its legal and financial advisers all available documents, agreements/contracts, books, records and financial statements of the Company to the Purchaser upon completion.

Sale and Purchase Agreement

6	CONFIDENTIALITY

6.1	The Parties hereby do undertake that they shall keep strictly secret and confidential, and under no circumstances to disclose to any person or entity which is not a party to this Agreement, all information relating to, and the terms and conditions of, this Agreement, and all confidential information relating to the other Parties; which they shall receive directly or otherwise pursuant to this Agreement, save and except for:

6.1.1	any information obtained from the other Party that becomes generally known to the public, other than by reason of any wilful or negligent act or omission of the recipient Party or, where applicable, any of its agents, advisers, directors, officers, employees or representatives;

6.1.2	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

6.1.3	any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere; and

6.1.4	any information disclosed by any of the Parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

6.2	The Parties agree that no announcement or other disclosure concerning this Agreement or the terms and conditions hereof, the sale and purchase of the Sale Shares or any ancillary matter shall be made by any Party before Completion save (i) in a form approved by the other Party; or (ii) where otherwise required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) and save where such disclosure is necessary for them to perform their respective obligations under this Agreement.

7	CONTINUING EFFECT OF AGREEMENT

All provisions of this Agreement shall not, so far as they have not been performed at Completion in any respect, be extinguished or affected by Completion, or by any other event or matter whatsoever but shall continue in full force and effect.

8	NOTICES

Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by facsimile message addressed to the intended recipient thereof at its address set out below or at its facsimile number set below (or to such other address or facsimile number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if given or made by facsimile) immediately and in proving the same, is shall be sufficient to show that there was a successful transmission report or (if given or made by letter) three (3) business Days after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. The initial addresses and facsimile numbers of the Parties for the purposes of this Agreement are:

the Vendor:	DLG VENTURES PTE. LTD.
8 Temasek Boulevard
#38-01, Suntec Tower Three
Singapore 038988
Attention: Tan Ting Yong

Sale and Purchase Agreement

the Purchaser:	OCTAVA FUND LIMITED
Cricket Square, Hutchins Drive
P.O. Box 2681, Grand Cayman
KY1-1111, Cayman Islands
Attention: David Camilleri

9	NO ASSIGNMENT

This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and permitted assigns. A Party shall not transfer or assign all or any of its rights, obligations or benefits hereunder to any third party except with the prior consent in writing of the other Parties.

10	RELEASE AND INDULGENCE BY THE PARTIES

Any liability of any Party under this Agreement may in whole or in part to be released, compounded or compromised by time or indulgence given by any other Party in its absolute discretion without in any way prejudicing or affecting its rights against that Party.

11	REMEDIES AND WAIVERS

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by laws.

12	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

13	ENTIRE AGREEMENT AND MODIFICATIONS

13.1	This Agreement and the agreements referred to herein embody all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersede and cancel in all respects all previous agreements and undertakings between the Parties with respect to the subject matter hereof, whether such be written or oral.

13.2	This Agreement shall be altered, changed, supplemental or amended except by written instruments signed by all the Parties.

Sale and Purchase Agreement

14	SEVERABILITY

If any term or provision in this Agreement shall be held to be illegal or unenforceable in whole or in part under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not thereby be affected.

15	COSTS

15.1	The Parties shall bear their respective legal and other costs and expenses incurred in connection with this Agreement and the sale and purchase of the Sale Shares.

15.2	The Purchaser shall also bear the stamp duty payable (if any) on the transfer of the Sale Shares as the transferees thereof.

16	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

17	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

This Agreement does not create any right under the Contracts (Rights of Third Parties) Act 2001 which is enforceable by any person who is not a party to this Agreement.

18	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Cayman.

18.2	The Parties hereby submit to the non-exclusive jurisdiction of the Courts of Singapore.

Sale and Purchase Agreement

IN WITNESS WHEREOF the Parties have entered into this Agreement the day and year first above written.

VENDOR

SIGNED by TAN TING YONG	)
)
for and on behalf of	)
DLG VENTURES PTE. LTD.	)
in the presence of:	)
)

Name of witness: _____________________________

PURCHASER

SIGNED by DAVID CAMILLERI	)
)
for and on behalf of	)
OCTAVA FUND LIMITED	)
in the presence of:	)
)

Name of witness: _____________________________

Sale and Purchase Agreement

SCHEDULE A

Current Structure of the Company

Shareholder	Number of Share
DLG Ventures Pte. Ltd.	6,665,513 Class A Ordinary Shares 1,365,225 Class B Ordinary Shares

After Restructuring

Vendor	Purchaser	Number of Share
DLG Ventures Pte. Ltd.	Octava Fund Limited	6,665,513 Class A Ordinary Shares 1,365,225 Class B Ordinary Shares